Exhibit 99.1

Contact:
China Shenghuo Pharmaceutical Holdings, Inc.	Grayling Global, Investor Relations
Ms. Qiong Hua Gao, CFO	Eddie Cheung
Phone: +86-871-7282608	Phone: +646-284-9414
Email: qionghua_kmsh@163.com	Email: echeung@hfgcg.com

For Immediate Release

China Shenghuo Provides Update Regarding AMEX Trading Activities and Receipt of Deficiency Letter

Kunming, China - August 22, 2008 - China Shenghuo Pharmaceutical Holdings, Inc. (AMEX: KUN) (“China Shenghuo” or the “Company”), announced today that, because of its inability to finalize its second quarter 2008 financial statements and timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008 (the “Second Quarter 10-Q”) due to errors in the accounting for certain sales representative commission advances and trade receivables, as disclosed in the Company’s press release dated August 20, 2008, the Company is unable at this time to provide estimates of selected second quarter 2008 financial results, as required by the American Stock Exchange (“AMEX”) for continued trading. As a result, the Company’s stock was suspended from trading on AMEX on August 21, 2008.

The Company has been advised by AMEX that, at such time as it provides estimates of selected second quarter 2008 financial results, AMEX will permit the Company’s stock to resume trading on AMEX. Subject to the previously announced internal investigation by the Audit Committee of the Board of Directors, the Company intends to publicly announce such estimates as soon as possible.

The Company also announced today that, as expected, on August 21, 2008 it received a deficiency letter (the “Deficiency Letter”) from AMEX stating that, as a result of the Company’s failure to timely file the Second Quarter 10-Q, the Company is no longer in compliance with Sections 134 and 1101 of the AMEX Company Guide. The Deficiency Letter states that, in order to maintain its AMEX listing, the Company must submit a plan (the “Plan”), by September 4, 2008, outlining actions the Company has taken, or will take, to regain compliance with the continued listing standards of AMEX, including submission of all required Securities and Exchange Commission filings, by no later than November 19, 2008. The Company has contacted AMEX to confirm the Company’s receipt of the Deficiency Letter and its intention to submit the Plan.

Pursuant to the Deficiency Letter, if AMEX determines that the Company has made a reasonable demonstration in the Plan of an ability to regain compliance with all applicable continued listing standards by November 19, 2008, AMEX will accept the Plan. If AMEX does not accept the Plan, or the Company does not make adequate progress and complete the actions outlined in the Plan by November 19, 2008, AMEX will initiate delisting proceedings against the Company. The Company can provide no assurances that it will regain compliance with AMEX’s continued listing requirements, and its failure to do so could result in the delisting of the Company’s common stock from AMEX. Until the Company achieves compliance with AMEX requirements, the Company’s stock trading symbol will be appended with the “.LF” extension.

About China Shenghuo

Founded in 1995, China Shenghuo is a specialty pharmaceutical company that focuses on the research, development, manufacture and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which has already been listed in the Insurance Catalogue. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Russia and Kyrgyzstan. For more information, please visit http://www.shenghuo.com.cn.

Forward Looking Statements

This press release may contain certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management’s current expectations. Such factors include, but are not limited to, the Company’s possible inability to file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008 for an extended period of time following the conclusion of the ongoing internal investigation either as a result of the internal investigation or for reasons other than the internal investigation; the expense and results of the Company’s ongoing internal investigation; risks that the internal investigation will identify other issues not currently being considered that could delay or alter the results of the internal investigation; risks of litigation and governmental or other regulatory inquiry or proceedings arising out of or related to any of the matters described in this press release, including arising out of any restatement of the Company’s financial statements; the Company’s ability to satisfy any requirements which may be prescribed by AMEX for continued listing on AMEX; potential adverse effects to the Company’s financial condition, results of operations or prospects as a result of possible changes to or restatements of prior period financial statements; risks arising from potential weaknesses or deficiencies in the Company’s internal control over financial reporting; the Company’s reliance on one supplier for Sanchi; the possible effect of adverse publicity on the Company’s business, including possible contract cancellation; the Company’s ability to develop and market new products; the Company’s ability to establish and maintain a strong brand; the Company’s continued ability to obtain and maintain all certificates, permits and licenses required to open and operate retail specialty counters to offer its cosmetic products and conduct business in China; protection of the Company’s intellectual property rights; market acceptance of the Company’s products; changes in the laws of the People’s Republic of China that affect the Company’s operations; cost to the Company of complying with current and future governmental regulations; the impact of any changes in governmental regulations on the Company’s operations; general economic conditions; and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.